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                                                                 EXHIBIT 3.1(e)

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                   OF SERIES C CUMULATIVE PREFERRED STOCK

                                     OF

                             KEMPER CORPORATION

             Pursuant to Section 151 of the General Corporation
                        Law of the State of Delaware


          THE UNDERSIGNED, David B. Mathis, Chairman of the Board and Chief Executive Officer, and Kathleen a Gallichio, General Counsel and Corporate Secretary, of KEMPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103, thereof, DO HEREBY CERTIFY:

          FIRST: That, pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of Part I of the Article FOURTH of the Second Restated Certificate of Incorporation of Kemper Corporation, as amended, the Executive Committee of the Board of Directors of said corporation, on December 8, 1992 (pursuant to authority duly granted by the Board of Directors of said Corporation on November 18,
1992), adopted the following resolution creating a series of 2,000,000 shares of Preferred Stock designated as Series C Cumulative Preferred
Stock:

     RESOLVED, That pursuant to the authority vested in the Board of Directors under the provisions of Part I of ARTICLE FOURTH of this Company's Second Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Company (consisting of 2,000,000 shares, without par value) is hereby created and authorized, and the designation, amount and stated value of such Series C Cumulative Preferred Stock and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualificiations, limitations or restrictions thereon, are all as set forth in Exhibit A to these resolutions which, for all purposes, shall be deemed to be a part hereof; and

          SECOND: That the following is a true and correct copy of the provisions set forth in Exhibit A to the foregoing resolution:

                                                            Exhibit A

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                AND RIGHTS OF SERIES C CUMULATIVE PREFERRED STOCK
                                       OF
                               KEMPER CORPORATION


             Pursuant to Section 151 of the General Corporation law
                      of the State of Delaware, as amended


               Section 1.  Designation and Amount.  The designation of the

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     series of Preferred Stock, without par value, created by this resolution shall be "Series C Cumulative Preferred Stock" (hereinafter called "Series C Preferred Stock"); the number of shares constituting such series shall be 2,000,000 shares.

               Section 2. Stated Value. The stated value of the Series C Preferred Stock shall be $50.00 per share.

               Section 3. Dividends. The holders of the Series C Preferred Stock shall be entitled to receive, but only when and as declared by the Board out of the funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate of $4.375 per share through January 1, 1996, $4.625 per share from January 2, 1996 through January 1, 1998 and $5.000 per share thereafter, and no more, payable quarterly on the first business day of January, April, July and October in each year (such days being hereinafter referred to as "dividend dates", and the periods commencing on the day after each dividend date, or the date of original issue, as the case may be, and ending on the next succeeding dividend date being hereinafter referred to as "dividend periods") to holders of record on such respective dates, not exceeding 30 days preceding such dividend dates, as may be determined by the Board in advance of the payment of each particular dividend for the dividend periods. Such dividends shall commence to be payable on the April 1 next succeeding the date of original issue of such shares of the Series C Preferred Stock (the "Issue Date"), and shall accrue and be cumulative on each such share from the Issue Date. In computing the amount of dividends accrued in respect of a fraction of a year, such amount shall be computed on the basis of a 365-day year. Accumulations of dividends shall not bear interest.

               Section 4.  Certain Restrictions.

               (a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in
     Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends (other than dividends payable solely in shares of the Common Stock and/or any other class or series of stock ranking junior to the Series C Preferred Stock as to dividends and rights upon liquidation, dissolution or winding
         up) on or make any other distributions in respect of any shares of Common Stock or any other class or series of stock ranking junior (either as to dividends or rights upon liquidation, dissolution or winding up) to the Series C Preferred Stock.

               (ii) redeem or purchase or otherwise acquire for consideration any shares of Common Stock or any other class or series of stock ranking junior (either as to dividends or rights upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

               (iii) declare or pay dividends (other than dividends payable solely in shares of the Common Stock and/or any other class or series of stock ranking junior to the Series C Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up) on or make any other distribution in respect of any

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          class or series of stock ranking equally (either as to dividends or rights upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and any class or series of stock ranking equally therewith as to dividends and on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iv) redeem or purchase or otherwise acquire for consideration shares of any stock ranking equally (either as to dividends or rights upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any class or series of stock which ranks equally (either as to dividends or rights upon liquidation, dissolution or winding up) with the Series C Preferred Stock in exchange for shares of any class or series of stock of the Corporation ranking junior (either as to dividends or rights upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

               (v) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or shares of any class or series of stock ranking equally (either as to dividends or rights upon dissolution, liquidation or winding up) with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes;

     provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of the Common Stock or shares of any class or series of stock ranking junior to the Series C Preferred Stock (either as to dividends or rights upon liquidation, dissolution or winding up) in exchange for, or out of the net cash proceeds from concurrent sale of, other shares of the Common Stock or such other shares of stock of any class or series ranking junior to the Series C Preferred Stock (as to dividends and rights upon dissolution, liquidation or winding up).

               (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under part (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                    Section 5. Voting Rights. Except as otherwise required by law or by the Corporation's Certificate of Incorporation, as amended or restated from time to time (the "Certificate"), the holders of Series C Preferred Stock shall not be entitled to vote on any matter except as follows:

               (a) The Corporation shall not, without first obtaining the consent of the holders of at least two-thirds of the shares of Series C Preferred Stock then outstanding, voting as a separate class, either expressed in writing or by affirmative vote at a meeting called for that purpose:

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               (i)   alter or change the rights, preferences or privileges
          of the shares of Series C Preferred Stock, or otherwise amend, alter or repeal any provision of the Certificate so as to adversely affect the rights, preferences or privileges of the Series C Preferred Stock;

               (ii) increase the authorized number of shares of Series C Preferred Stock;

               (iii) issue additional shares of its Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock");

               (iv) create any new class or series of stock, or any other securities convertible into equity securities of the Corporation, that would rank senior to the Series C Preferred Stock as to dividends or rights upon dissolution, liquidation or winding up of the Corporation; or

               (v) reclassify any class or series of stock so that such class or series ranks senior to the Series C Preferred Stock as to dividends or rights upon dissolution, liquidation or winding up of the Corporation.

     The class voting rights set forth herein are in addition to, and shall not be limited in any way by, the voting rights set forth in Article Fourth of the Certificate.

               (b) If at any time dividends on any Series C Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of the Series C Preferred Stock, voting as a class, shall have the right to elect two
     (2) Directors.

               During any default period, such voting right of the holders of Series C Preferred Stock may be exercised initially at a special meeting called pursuant to this Section 5 or at any annual meeting of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy at any such meeting. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Series C Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series C Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election

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     by them of the required number.  After the holders of the Series C
     Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series C Preferred Stock as herein provided or pursuant to the rights of Series B Junior Participating Preferred Stock ("Series B Preferred Stock") or any equity securities ranking senior to or equally with the Series C Preferred Stock.

               During an existing default period, unless the holders of Series C Preferred Stock shall have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series C Preferred Stock outstanding may request, the calling of a special meeting of the holders of Series C Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, President or Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President or the Corporate Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series C Preferred Stock are entitled to vote pursuant to this Section 5 shall be given to each holder of record of Series C Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series C Preferred Stock outstanding. Notwithstanding the provisions of this Section 5, no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series C Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Series C Preferred Stock (the "Series C Directors") shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the office of a Series C Director may (except as provided in this Section
     5) be filled by an instrument in writing executed by the remaining Series C Director and filed with the Corporation. References in this
     Section 5 to Directors elected by the holders of a particular class of stock shall include any Director elected by any Director to fill vacancies as provided in clause (y) of the foregoing sentence.

               Immediately upon the expiration of a default period, (x) the right of the holders of Series C Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Series C Preferred Stock as a class shall terminate, and
     (z) the number of Directors shall be such number as may be provided for in the Certificate or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section 5 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate or By-laws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) of the foregoing sentence may be filled by a majority of the remaining Directors.

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               Section 6.  Redemption.  The Series C Preferred Stock shall not be redeemable except as permitted by this Section 6. From and after December 31, 1995, shares of Series C Preferred Stock held by Lumbermens Mutual Casualty Company (or its nominee) may be redeemed, and from and after December 31, 1997, shares of Series C Preferred Stock held by any other holder may be redeemed, in whole or in part, at any time or from time to time, at the option of the Corporation by resolution of the Board of Directors at the price of $50.00 per share, plus an amount equal to all dividends thereon accrued or in arrears to the date fixed by the Board of Directors as the redemption date.

               Notice of every such redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed for such redemption (herein referred to as "redemption date") to each holder of record of the shares of Series C Preferred Stock to be redeemed at his address as the same shall appear on the books of the Corporation. Each such notice shall specify the redemption date, redemption price and place of payment. Failure to mail such notice, or any defect therein or in the mailing thereof, shall not affect the validity of the proceedings for such redemption except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether the holder receives the notice or not.

               In order to facilitate the redemption of any shares of Series C Preferred Stock that may be chosen for redemption as provided in this Section 6, the Board shall be authorized to cause the transfer books of the Corporation to be closed as to such shares not more than 60 days prior to the designated redemption date. In case of the redemption of a part only of the Series C Preferred Stock at the time outstanding, the shares so to be redeemed shall be selected by lot or in such other manner as the Board may determine.

               If on or after the date on which written notice of redemption has been given as provided in this Section 6, and if on or before the redemption date specified in such notice the Corporation shall irrevocably deposit or set aside funds sufficient to pay the aggregate redemption price of the shares of Series C Preferred Stock so called for redemption, then from and after the date of such deposit or setting aside, all shares of Series C Preferred Stock so called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter. Any interest accrued on funds deposited or set aside shall be paid to the Corporation from time to time and the holders of shares to be redeemed shall have no claim to any such interest. Any funds so deposited or set aside and unclaimed at the end of one year from the redemption date shall be repaid to the Corporation, after which the holders of the shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the amounts to which they are entitled hereunder.

               If notice of redemption shall have been given as provided in this Section 6, on and after the redemption date (unless the Corporation shall default in making payment of the redemption price) all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease

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     and terminate notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be stockholders and shall have no interest in or claims against the Corporation except the right to receive the redemption price without interest, upon surrender of their certificates for cancellation.

               Shares of Series C Preferred Stock which have been redeemed or acquired by the Corporation pursuant to this Section 6 shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock, but shall be reissued only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue, and shall not be reissued as part of the Series C Preferred Stock.

               Whenever reference is made in this certificate to Common Stock, the term "Common Stock" shall mean Common Stock, par value $5.00 per share, of the Corporation as constituted at the date of this certificate.

               Section 7. Liquidation Preference. Upon liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, before any payment or distribution of assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up, a per share amount of $50.00 together with the amount of all dividends accrued and unpaid thereon to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Stock and any other class or series of stock ranking equally with the Series C Preferred Stock as to liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

               Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the Series C Preferred Stock as provided in this Section 7 but not prior thereto, the Common Stock or any other class or series of stock ranking junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed and the Series C Preferred Stock shall not be entitled to share therein.

               Section 8. Ranking. The Series C Preferred Stock shall rank equally with the Series A Preferred Stock and senior to the Series B Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Corporation.

          IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series C Cumulative Preferred Stock has been executed as of

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December 29, 1992 on behalf of Kemper Corporation by the Chairman of the
Board and Chief Executive Officer of said corporation and attested by the General Counsel and Corporate Secretary of said corporation, who do hereby affirm, under penalties of perjury, that the foregoing Certificate is the act and deed of the corporation and the facts stated therein are true.


                              KEMPER CORPORATION



                              By:  /s/David B. Mathis
                                   David B. Mathis
                                   Chairman of the Board and
                                   Chief Executive Officer



ATTEST:



/s/Kathleen A. Gallichio
Kathleen A. Gallichio
General Counsel and
Corporate Secretary










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